WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                          WASHINGTON, D.C. 20037-1420




                                                September 30, 1999


U.S. Office Products Company
1025 Thomas Jefferson Place, N.W.
Suite 600E
Washington, DC 20007

        Re:      U.S. Office Products Company Registration Statement on Form S-8

Dear Ladies and Gentlemen:

           We have acted as counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued under the Company's 1999 Employee Stock Purchase Plan (the "1999 ESPP"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have considered necessary.

           Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that: (a) the Shares have been lawfully and duly authorized; and (b) such Shares will be validly issued, fully paid, and nonassessable upon payment of the purchase price established under the 1999 ESPP.

           We are members of the bar of the District of Columbia. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we

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U.S. Office Products Company
September 30, 1999
Page 2

do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations, and orders thereunder that are currently in effect.

           We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on September 30, 1999, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          WILMER, CUTLER & PICKERING



                                          By: /s/ R. Scott Kilgore
                                              ---------------------------
                                              R. Scott Kilgore, a partner